ADDvantage Technologies Group, Inc.
1221 E. Houston
Broken Arrow, Oklahoma 74012

For further information	KCSA Strategic Communications
Company Contact:	Garth Russell / Jason Maymudes
Ken Chymiak (9l8) 25l-9121	(212) 896-1250 / (212) 896-1211
Scott Francis (9l8) 25l-9121	grussell@kcsa.com / jmaymudes@kcsa.com

ADDvantage Technologies Appoints David Humphrey
President and Chief Executive Officer
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BROKEN ARROW, Oklahoma, April 4, 2012 – ADDvantage Technologies Group, Inc. (NASDAQ: AEY), today announced that its Board of Directors has appointed David Humphrey as the Company’s new President and Chief Executive Officer.  As part of an executive transition plan, Ken Chymiak, who had been President and Chief Executive Officer of the Company since September 1999, has been appointed as Chairman of ADDvantage’s Board of Directors and will continue to focus on the Company’s ongoing business strategy in that role.  Also, David Chymiak, who had been Chairman since September 1999, will remain on the Company’s Board of Directors and has been appointed as Chief Technology Officer of ADDvantage.  In this role, David Chymiak will focus on supporting the product lines the Company currently offers and expanding its product offerings in the cable television industry as well as other markets.  David Chymiak will also continue his current responsibilities of leading Tulsat, a wholly- owned subsidiary of the Company.

Mr. Humphrey, 56, joins ADDvantage with a broad range of experience as a senior manager overseeing operations, finance and mergers and acquisitions.  He has spent the last 34 years in various industries, including 13 years in the oil and gas industry while working with Koch Industries, Inc., where he held several senior executive level positions at various Koch subsidiaries.  During his time with Koch Industries, Mr. Humphrey successfully implemented several management, and sales and marketing programs that increased sales and profitability for the respective subsidiaries. He also completed several multi-million dollar acquisitions of certain assets for Koch’s subsidiaries, including a $100 million pipeline and storage system and a $90 million production plant.

Most recently, Mr. Humphrey was the Chief Executive Officer of TokenEx, an early-stage technology company focused on cyber security software, where he oversaw operations production, finance, purchasing, sales, product development and fund-raising.  Prior to joining TokenEx, Mr. Humphrey was the Chief Operating Officer of Oklahoma Equity Partners (OEP), a venture capital fund, where he was responsible for all operations of the venture fund.  Mr. Humphrey was also a principal of Davis, Tuttle Venture Partners, where he was responsible for all operating aspects of a $45 million venture capital fund. Mr. Humphrey graduated with a B.S. in chemical engineering from the University of Wisconsin and earned an MBA from Texas A&M.

Commenting on Mr. Humphrey’s appointment, Ken Chymiak stated, “We are excited to bring David on as our new Chief Executive Officer and believe that he’ll bring a fresh perspective and new ideas to our business that will help us identify opportunities for future growth.  David’s diverse operational and financial background, as well as experience in mergers and acquisitions will also play an important role in our ongoing efforts to refine ADDvantage’s corporate structure.  This effort will go hand-in-hand with the efforts of our CFO, Scott Francis, and subsidiary management team to achieve greater continuity across our seven subsidiaries and to create new long-term sustainable growth in the CATV equipment industry as well as other markets.”

“I am excited to join the management team of ADDvantage Technologies and look forward to applying my business experience towards creating new opportunities for the Company’s growth,” stated Mr. Humphrey.  “As a leader in the market for both new and refurbished cable television equipment, ADDvantage has a wealth of market knowledge and customer relationships that can be used to cultivate new opportunities for the business.  In addition, ADDvantage has a strong financial footing from which to operate and implement changes to the Company’s operations.  This offers us significant flexibility when it comes to creating a strategy that offers real long-term growth opportunities.”

About ADDvantage Technologies Group, Inc.
ADDvantage Technologies Group, Inc. supplies the cable television (CATV) industry with a comprehensive line of new and used system-critical network equipment and hardware from leading manufacturers, including Cisco, Motorola and Fujitsu Frontech North America, as well as operating a national network of technical repair centers. The equipment and hardware ADDvantage distributes is used to acquire, distribute, and protect the broad range of communications signals carried on fiber optic, coaxial cable and wireless distribution systems, including television programming, high-speed data (Internet) and telephony.

ADDvantage operates through its subsidiaries, Tulsat, Tulsat-Atlanta, Tulsat-Nebraska, Tulsat-Texas, NCS Industries, ComTech Services and Adams Global Communications. For more information, please visit the corporate web site at www.addvantagetechnologies.com.

The information in this announcement may include forward-looking statements.  All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements.  These statements are subject to risks and uncertainties, which could cause actual results and developments to differ materially from these statements.  A complete discussion of these risks and uncertainties is contained in the Company’s reports and documents filed from time to time with the Securities and Exchange Commission.